RELATED PARTY TRANSACTION POLICY

Policy

The Board of Directors (the "**Board**") of Petrolia Energy Corporation (the "**Company**") oversees the management of the Company and its business with a view toward enhancing the long-term value of the Company for its shareholders. The Board has adopted this Related Party Transaction Policy (this "**Policy**") to assist in exercising its responsibilities to the Company and its shareholders. It is the policy of the Board that all Related Party Transactions (as defined below), shall be subject to review in accordance with the procedures set forth below. The Board has determined that the Audit Committee (the "**Committee**") is best suited to review and approve all Related Party Transactions.

This Policy is intended to enable the Committee to consider the approval and reporting of transactions between the Company and any of its directors, nominees for director, executive officers and significant shareholders or certain entities or persons related to them. Such transactions are appropriate only if they are in the best interest of the Company and its shareholders.

This Policy is subject to periodic review and modification by the Board from time to time.

Procedures

The Committee shall review the material facts of all Related Party Transactions and may also approve or disapprove of the entry into the Related Party Transaction, subject to the exceptions described below. Where advance Committee review of a Related Party Transaction is not feasible or has otherwise not been obtained, then the Related Party Transaction shall be reviewed subsequently by the Committee (and such transaction may be ratified subsequently by the Committee). The Committee may also disapprove of a previously entered into Related Party Transaction and may require that management of the Company take all reasonable efforts to terminate, unwind, cancel or annul the Related Party Transaction.

Management shall present to the Committee the following information, to the extent relevant, with respect to actual or potential Related Party Transactions:

1. A general description of the transaction(s), including the material terms and conditions. If there is any written agreements or other documentation associated with the proposed transaction, all such agreements (including draft agreements) and documentation shall be provided to the Committee for review.

2. The name of the Related Party and the basis upon which such person or entity is a Related Party.

3. The Related Party's interest in the transaction(s), including the Related Party's position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction(s). This description shall include any and all

information which a reasonable person would deem relevant to the Committee's review, including any persons associated with, employed by, or who serve as officers, consultants or directors of the Company, and their family members, who have any affiliation or relation with the counterparty to the Related Party Transactions.

4. The approximate dollar value of the transaction(s), and the approximate dollar value of the Related Party's interest in the transaction(s) without regard to amount of profit or loss. In the event the dollar value cannot be reasonably determined, the percentage value of the Related Party's interest in the transaction(s) shall be disclosed.

5. In the case of a lease or other transaction providing for periodic payments or installments, the aggregate amount of all periodic payments or installments expected to be made.

6. In the case of indebtedness, the aggregate amount of principal to be outstanding and the rate or amount of interest to be payable on such indebtedness.

7. Any other material information regarding the transaction(s) or the Related Party's interest in the transaction(s).

The Committee shall be authorized to review in advance and provide standing pre-approval in advance of certain Related Party Transactions or categories of Related Party Transactions. The Committee has reviewed the Related Party Transactions described below in "**Standing Pre-Approval for Certain Related Party Transactions**" and determined that each of the Related Party Transactions described therein shall be deemed to have to be reviewed and approved in advance by the Committee under the terms of this Policy.

Each officer and/or director who is a Related Party with respect to a particular Related Party Transaction shall disclose all material information to the Committee concerning such Related Party Transaction and his or her interest in such transaction.

Any member of the Committee who has a potential interest in any Related Party Transaction shall recuse himself or herself and abstain from voting on the approval or ratification of the Related Party Transaction, but may participate in all or a portion of the Committee's discussions of the Related Party Transaction, if requested by the Committee.

In connection with its review of a Related Party Transaction, the Committee shall take into account, among other factors it deems appropriate, including the following factors, among others, to the extent relevant to the Related Party Transaction:

- Whether the terms of the Related Party Transaction are fair to the Company and would apply on the same basis if the transaction did not involve a Related Party, i.e., whether the terms of the transaction would be the same if the transaction was undertaken on an arms-length basis;

- Whether there are any compelling business reasons for the Company to enter into the Related Party Transaction and the nature of alternative transactions, if any;
- Whether the Related Party Transaction would impair the independence of an otherwise independent director or nominee for director;
- Whether the Company was notified about the Related Party Transaction before its commencement and if not, why pre-approval was not sought and whether subsequent ratification would be detrimental to the Company; and
- Whether the Related Party Transaction would present an improper conflict of interest for any Related Party, taking into account the size of the transaction, the overall financial position of the Related Party, the direct or indirect nature of the Related Party's interest in the transaction and the ongoing nature of any proposed relationship and any other factors the Committee deems relevant.

Notwithstanding the terms of this Policy, the Audit Committee or the Board of Directors may recommend the creation of a special committee to review any Related Party Transaction.

If a Related Party Transaction will be ongoing, the Committee may establish guidelines for the Company's management to follow in its ongoing dealings with the Related Party. Thereafter, the Committee shall periodically review and assess ongoing relationships with the Related Party. Any material amendment, renewal or extension of a transaction, arrangement or relationship previously reviewed under this Policy shall also be subject to subsequent review under this Policy.

This Policy is intended to augment and work in conjunction with other Company policies having any code of conduct, code of ethics and/or conflict of interest provisions.

In addition to guidelines for ongoing Related Party Transactions, the Audit Committee may, as it deems appropriate and reasonable, establish from time to time guidelines regarding the review of other Related Party Transactions including those that (i) involve *de minimus* amounts, (ii) do not require public disclosure, or (iii) involve transactions that have primarily a charitable purpose.

Definitions

A "**Related Party Transaction**" is any individual or series of financial transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the Company (including any of its subsidiaries) was, is or will be a participant and in which any Related Party had, has or will have a direct or indirect interest. Notwithstanding the foregoing, a Related Party Transaction does not include transactions available to all employees generally.

A "**Related Party**" is any:

(a) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement/information statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director,

(b) greater than 5% beneficial owner of the Company's securities, or

(c) Immediate Family Member of any of the foregoing.

An "**Immediate Family Member**" includes a person's spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person's home (other than a tenant or employee).

Standing Pre-Approval For Certain Related Party Transactions

The Committee has reviewed the types of Related Party Transactions described below and determined that each of the following Related Party Transactions shall be deemed to have to be reviewed in advance and pre-approved by the Committee.

1. **Employment of executive officers**. Any employment by the Company of, or compensation of, an executive officer of the Company if (i) the executive officer is not an immediate family member of another executive officer or director of the Company, (ii) the executive officer was not otherwise a Related Party of the Company prior to becoming an employee of the Company and (iii) the Company's Compensation Committee has approved (or recommended that the Board approve) or the Board has approved, the compensation of such executive officer.

2. **Director compensation**. Any compensation paid to a director if the compensation is required to be reported in the Company's proxy statement under Item 402 of Regulation S-K.

3. **Certain transactions with other companies**. Any transactions, arrangements or relationships with another company at which a Related Party's only relationship is as a director and/or beneficial owner of less than 10% of that company's equity interests.

4. **Transactions where all shareholders receive proportional benefits**. Any transactions, arrangements or relationships where the Related Party's interest arises solely from the ownership of the Company's common stock and all holders of the Company's common stock received the same benefit on a pro rata basis (e.g., dividends or stock splits).

5. **Regulated transactions**. Any transactions, arrangements or relationships with a Related Party involving the rendering of services as a common or contract carrier,

or public utility, at rates or charges fixed in conformity with law or governmental authority.

6. **Certain banking-related services**. Any transactions, arrangements or relationships with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

Disclosure and Waivers

All (i) material Related Party Transactions and (ii) Related Party Transactions in which the amount involved exceeds the lesser of (a) $120,000; and (b) one percent of the average of the Company's total assets at year-end, for the prior two fiscal years as of the date of determination (or which exceeds $120,000 if the Company ceases to be a smaller reporting company), shall be disclosed in the Company's filings with the Securities and Exchange Commission as required by Item 404 of Regulation S-K[1] and/or pursuant to other applicable laws, rules and regulations and/or pursuant to the good faith judgment of the Committee, the Board or the officers of the Company.

The material features of this Policy shall be disclosed in the Company's Annual Report on Form 10-K or in the Company's proxy statement, as required by applicable laws, rules and regulations.

Waivers or exceptions to this Policy may be granted by either the Committee or the full Board. Any waiver or exception to this Policy granted by the Committee shall be promptly reported to the full Board.

Administrative Measures

Management shall institute appropriate administrative measures to provide that all Related Party Transactions are not in violation of, and are reviewed in accordance with, this Policy.

Interpretation

In any circumstance where the terms of this Policy differ from any existing or newly enacted law, rule, regulation or standard governing the Company, the law, rule, regulation or standard will take precedence over these policies and procedures until such time as this Policy is changed to conform to the law, rule, regulation or standard.

Amendment and Modification

This Policy may be amended and modified from time to time by the Board.

[1] https://www.ecfr.gov/cgi-bin/text-idx?SID=936b6e14ac821f64e50ae29af961e06e&mc=true&node=se17.3.229_1404&rgn=div8